Exhibit 99.1

Clean Air for Industry

TURBOSONIC TECHNOLOGIES REPORTS FULL YEAR OPERATING RESULTS

For Immediate Release
Waterloo, Ontario, Canada
September 21, 2005

TURBOSONIC TECHNOLOGIES, INC. (OTC Bulletin Board - TSTA), a leading provider of air pollution control technology, today announced the following audited operating results for its twelve-month fiscal year ending June 30, 2005:

	Twelve Months Ended
	06/30/05	06/30/04
	US Dollars
Total Revenues	$11,095,577	$4,722,557
Net Income (Loss)	$(227,196)	$(781,607)
Net Income (Loss) per Share	$(0.02)	$(0.06)
Weighted Average Number of Shares Outstanding[1]	13,134,030	13,134,046

Note 1 - number of shares reflects total after the July 2005 5-for-4 stock split

Commenting on the Company's results, Edward Spink, TurboSonic Chairman and CEO, said, "Our mission to lead our industry is delivering solid results. Together with strengthened resources to optimize product costs, project management and customer service, our relationships with alliance partners are giving us increased visibility in the US and internationally. We have reduced our loss significantly over our previous fiscal year, and we have almost doubled our previous record backlog, entering the 2006 fiscal year at $10.2 million versus last year's $5.3 million."

TurboSonic Technologies (www.turbosonic.com) designs and markets air pollution control technologies to industrial customers worldwide. Its products are designed to meet and exceed the strictest emissions regulations, improve performance, reduce operating costs and recover valuable by-products.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in general economic conditions, interest rates, government regulations, and competition.

For further information, contact:

Patrick Forde, President
TurboSonic Technologies, Inc.
550 Parkside Drive, Waterloo, Ontario, Canada N2L 5V4
Phone: (519) 885-5513 Fax: (519) 885-6992

www.turbosonic.com